Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 (File No. 333-224357) (the “Registration Statement”) of our reports dated March 21, 2019, relating to the consolidated financial statements of CNOOC Limited (the “Company”) and its subsidiaries (collectively referred to as the “Group”) and the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

Deloitte Touche Tohmatsu

/s/ Deloitte Touche Tohmatsu

Certified Public Accountants

Hong Kong

September 20, 2019